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State of Delaware
Secretary of State
Division of Corporations
Filed 09:00AM  07/27/1999
991309026-3075071

FIRST:  The name of this corporation shall be:

CALYPSO FINANCIAL SERVICES, INC.

SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the city of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:  The  purpose  or  purposes  of  the  corporation  shall  be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

Twenty million (20,000,000) shares of common stock with a par value of ($.00001) amounting to Two Hundred Dollars ($200.00)

FIFTH:  The  name  and  address  of  the  incorporator  is  as  follows:

                               Elaine  Phaneuf
                        Corporation  Service  Company
                              1013  Centre  Road
                           Wilmington,  DE  19805

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (I) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or real of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-seventh day of July, A.D., 1999.

/c/  Elaine  Phaneuf
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Incorporator
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